WALGREEN CO. EXECUTIVE
DEFERRED PROFIT-SHARING PLAN

Walgreen Co. (the "Company") maintains a non-qualified unfunded deferred compensation and profit-sharing program for certain of its employees as described herein, which program was originally effective as of January 1, 1990. The following shall constitute the terms and conditions of the Walgreen Co. Executive Deferred Profit-Sharing Plan (this "Plan"), as restated effective January 1, 2003.

1. Administration. This Plan shall be administered by the Trustees of the Walgreen Profit-Sharing Retirement Plan (the "Profit-Sharing Plan"), who will have, to the extent appropriate, the same powers, rights, duties, obligations and indemnity with respect to this Plan as they do with respect to the Profit-Sharing Plan (pursuant to Section 8 of the Profit-Sharing Plan). Consistent with such rights under the Profit-Sharing Plan, each determination provided for under this Plan shall be made by these Trustees under such procedures as may from time to time be prescribed by them, and shall be made in their absolute discretion. Any such determination shall be conclusive on all persons.

2. Eligibility. Each employee of the Company or one of its subsidiaries who meets all of the following requirements and who is not a participant in the Walgreen Profit-Sharing Restoration Plan shall be eligible to participate in this Plan:

(a) The employee is a participant in the Profit-Sharing Plan.

(b) The employee’s "regular contributions" under Section 4.1 of the Profit-Sharing Plan are limited by operation of one or more of the "Profit-Sharing Plan Limits," which shall consist of the following:

  the annual compensation limit of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), as set forth in Section 3.7 of the Profit-Sharing Plan;
  the limitations on the employee’s "five percent contribution" under Section 4.1(b) of the Profit-Sharing Plan, by operation of subsections (i)(B) and/or (ii) thereof; and
  the limitations under Section 415 of the Code, as set forth in Sections 3.4, 3.6 and 4.6(a)(ii) of the Profit-Sharing Plan.

(c) The employee executes an irrevocable election under this Plan.

This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board of Directors of the Company may terminate this Plan and make no further benefit payments or remove certain employees as participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that this Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt. In the event employees are removed as participants, the Trustees of the Profit-Sharing Plan shall commence payment of the benefits under this Plan to those participants over a period of up to five years (as selected by the Trustees).

3. Participant Deferred Profit-Sharing Contribution. Each participant shall make an irrevocable election in writing to defer under this Plan any amount he or she is unable to contribute to the Profit-Sharing Plan by operation of the Profit-Sharing Plan Limits.

4. Executive Deferred Profit-Sharing Account. The Company shall establish and maintain a bookkeeping account in the name of each participant, which shall be known as his or her "Executive Deferred Profit-Sharing Account" and which shall be credited with the amount of compensation deferred under this Plan. A participant's bookkeeping account hereunder shall at all times be reflected on the Company's books as a general unsecured and unfunded obligation of the Company, and this Plan shall not give any person any right or security interest in any asset of the Company nor shall it imply any trust or segregation of assets by the Company.

5. Credits to the Executive Deferred Profit-Sharing Account.

(a) Deferral Amounts. By virtue of his or her election to participate in this Plan, for each Plan Year each participant shall defer compensation under this Plan equal to the difference between (1) the amount of regular contributions that the participant would have made under the Profit-Sharing Plan if the Profit-Sharing Plan Limits did not apply, and (2) the actual amount of his or her regular contributions to the Profit-Sharing Plan. In lieu of receiving this deferred amount as current compensation, the participant’s Executive Deferred Profit-Sharing Account shall be credited with this deferred amount.

(b) Profit Sharing Allocation Amounts. For each Plan Year each participant's Executive Deferred Profit-Sharing Account shall also be credited by an amount equal to the difference between (1) the amount that would have been allocated to the participant’s "employer contribution account" under the Profit-Sharing Plan (including a share of certain deemed forfeitures) if the Profit-Sharing Plan Limits did not apply and if the amount deferred under Paragraphs 3 and 5(a) above were treated as compensation under the Profit-Sharing Plan, and (2) the actual amount allocated to his or her employer contribution account under the Profit-Sharing Plan.

6. Adjustments to the Executive Deferred Profit-Sharing Account.

(a) General. The amounts credited to a participant's Executive Deferred Profit-Sharing Account shall be adjusted to reflect the earnings, gains, losses and expenses that would have been debited or credited to such amounts had they been allocated to the participant's accounts under the Profit-Sharing Plan and invested in the same manner as such accounts would be invested thereunder. Such adjustment shall be determined by the Trustees of the Profit-Sharing Plan, and their determination shall be final and conclusive.

(b) Timing of Adjustments and Credits. All credits and adjustments to a participant's Executive Deferred Profit-Sharing Account shall be made within reasonable proximity to the dates such credits and adjustments would have been made if they were effected under the Profit-Sharing Plan.

(c) Debits to Reflect Additional Contributions to the Profit Sharing Plan. As required by Paragraph 6(b), deferrals and profit sharing allocations described in Paragraph 5 above are credited under this Plan to replace participant regular contributions and employer contributions that are not initially deposited on the participant’s behalf to the Profit-Sharing Plan, even though it may subsequently be determined that such contributions may be made on the participant’s behalf under the Profit-Sharing Plan. In such event, the participant’s Executive Deferred Profit-Sharing Account under this Plan shall be debited by the amount of such deposits at the time of such delayed Profit-Sharing deposits. Such debits shall be exclusive of any earnings, gains and losses credited under Paragraph 6(a); provided, however, that the Trustees of the Profit-Sharing Plan shall have the discretion to reduce the amount to be debited under this Plan (and the corresponding amount to be deposited to the Profit-Sharing Plan) by any losses or distributions incurred under this Plan to the extent the participant’s total account balance under this Plan is less than what would otherwise have been the delayed Profit-Sharing Plan deposit.

7. Payment of Account Balances. A participant who terminates employment by reason of retirement on or after attaining age 62, death, permanent disability, or otherwise after becoming 100% vested in his or her employer contribution account under the Profit-Sharing Plan shall be entitled to payment of the amounts credited to his or her Executive Deferred Profit-Sharing Account under Paragraphs 5 and 6 at the time and in the manner provided in Paragraph 8 below. For purposes of the preceding sentence, "permanent disability" shall be as defined in the Profit-Sharing Plan. If a participant terminates employment prior to becoming 100% vested under the Profit-Sharing Plan, such participant shall be entitled to payment of the portion of the amounts credited to his or her Executive Deferred Profit-Sharing Account under Paragraphs 5 and 6(a) of this Plan which is "vested," when measured with reference to the vesting schedule under the Profit-Sharing Plan, and the remainder shall be forfeited.

8. Time and Manner of Payment of Account Balances. The Trustees of the Profit-Sharing Plan shall, in their sole discretion, select the time and manner in which participants' account balances shall be distributed, which may include the methods permitted under the Profit-Sharing Plan.

9. Effect on Other Benefit Plans. Except in the case of amounts subsequently debited in accordance with Paragraph 6(c), amounts credited or paid under this Plan and the amount of any pay reduced pursuant to Paragraphs 3 and 5(a) shall not be considered to be compensation for the purposes of any qualified plan maintained by the Company. The treatment of such amounts under other employee benefit plans or programs shall be determined pursuant to the provisions of such plans or programs.

10. Facility of Payment. If the participant or his or her beneficiary is entitled to payments under this Plan and in the opinion of the Trustees of the Profit-Sharing Plan such person becomes in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may make payments to the participant's or beneficiary's legal representative or similar person, to a custodian under the Uniform Gifts or Transfers to Minors Act of any state, or in such other manner for the benefit of the participant or beneficiary that the Trustees consider advisable. Any payments made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment hereunder. Upon a participant’s death, payment under this Plan shall be made to the beneficiary or beneficiaries applicable for such Participant under the Profit-Sharing Plan. Any payments made in accordance with the preceding sentences shall be a full and complete discharge of any liability for such payments hereunder.

11. Effect of Payment. The full payment of a Participant’s benefit under this Plan shall completely discharge all obligations on the part of the Company to the participant (and the participant’s beneficiary) with respect to the operation of this Plan, and the participant’s (and participant’s beneficiary’s) rights under this Plan shall terminate.

12. Non-Alienation. All rights and benefits under this Plan are personal to the participant, and neither this Plan nor any right or interest of a participant or any person arising under this Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company's consent.

13. Claims Procedures. If a participant or his or her beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under the Plan for any reason, he or she may file a claim (and thereafter appeal any denied claim) in accordance with the procedures set forth in the Summary Plan Description for the Profit-Sharing Plan, which are incorporated by reference herein for this purpose.

14. Withholding for Taxes. The Company may withhold from any payment made by it under this Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state's income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

15. Employment Rights. This Plan is not a contract of employment, and participation in this Plan will not give any participant the right to be retained in the employ of the Company, nor any right or claim to any benefit under this Plan, unless the right or claim has specifically accrued under this Plan.

16. Amendment or Termination. The Company may in its sole discretion terminate or amend this Plan at any time. No such termination or amendment shall change the then existing credits to or adjustments of a participant's bookkeeping account as set forth in Paragraphs 4-6 or alter his or her right to receive a distribution thereof in accordance with Paragraph 7; provided, however, that if the Company is liquidated, it shall have the exclusive right to determine the value of each participant's bookkeeping accounts, as of a date established by the Trustees of the Profit-Sharing Plan and to pay any unpaid distributions in any manner which such Trustees determine to be just and equitable.

17. Trust Fund. The Company shall be responsible for the payment of all benefits provided under this Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Trustees of the Profit-Sharing Plan may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all of the Company's general creditors in the event of insolvency. To the extent any benefits provided under this Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

18. Successors. Unless otherwise agreed to, this Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

19. Controlling Law. This Plan shall be construed in accordance with the laws of the State of Illinois.

20. Severability. If any provision of this Plan shall be found to be invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remaining provisions of this Plan shall remain in full force and effect.